EXHIBIT 22.1

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                  SUBSIDIARIES



     Countrywide Funding Corporation               New York
1.
     Countrywide Title Corporation                 California
2.
     Countrywide Agency, Inc.                      New York
3.
     Countrywide Securities Corporation            California
4.
     Countrywide Agency of Texas, Inc.             Texas
5.
     Countrywide Plan, Inc.                        California
6.
     Countrywide Lending Corporation               California
7.
     Countrywide  Financial  Services  Corporation California
8.   (Inactive)
     Countrywide Asset Management Corporation      Delaware
9.
10.  Countrywide Partnership Investments, Inc.     California
11.  Continental Mobile Home Brokerage Corporation California
12.  Countrywide Parks I, Inc.                     California
13.  Countrywide Parks V, Inc.                     California
14.  Countrywide Parks VI, Inc.                    California
15.  Countrywide Parks VII, Inc.                   California
16.  Countrywide Parks VIII, Inc.                  California
17.  Countrywide Servicing Exchange                California
18.  Landsafe Title Agency, Inc.                   California
19.  The Countrywide Foundation                    California
20.  Countrywide Receivables Corporation           Delaware
21.  Countrywide Mortgage Pass Through Corporation Delaware
22.  Countrywide LP, Inc.                          Nevada
23.  Countrywide GP, Inc.                          Nevada
24.  Countrywide Capital Markets, Inc.             California
25.  CWMBS, Inc.                                   Delaware
26.  Countrywide Mortgage Conduit, Inc.            Delaware